Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Keya Epps
Manager, Investor Relations
(302) 778-8227

GRAFTECH PROVIDES MARKET UPDATE AND PRELIMINARY 2006 OUTLOOK

        Wilmington, DE – February 8, 2006 – GrafTech International Ltd. (NYSE:GTI) today announced:

o	Preliminary 2005 results

-	Graphite electrode sales volume of 201.3 thousand metric tons

-	Average graphite electrode revenue per metric ton of $2,846

-	Graphite electrode production cost increase contained to a level below the company’s 10 to 12 percent guidance

o	Graphite electrode 2006 sales order book status and current market conditions

o	Continued productivity and cost savings initiatives

o	Preliminary 2006 outlook

2005 Preliminary Results

Dollars in millions, except average revenue per metric ton data	2005 Guidance	2005E

Total net sales increase vs. 2004	+5%	+5%
ETM net sales guidance	$20	$19
GE average revenue per metric ton	$2,850	$2,846
GE sales volume in metric tons	200,000	201,300
GE cost increase vs. 2004	+10%-12%	Less than 9%
Non-GE business gross profit growth vs. 2004	-$4	-$6

Graphite Electrode 2006 Sales Order Book Status and Current Market Conditions

        Consistent with prior years, the company has to date completed about 75 percent of its annual graphite electrode sales order book. Commenting on the 2006 graphite electrode sales environment, GTI Chief Executive Officer Craig Shular said, “Global graphite electrode prices continue to improve across all geographies, with the most significant price increases being achieved in the Asia Pacific region. The North America book has also come together nicely in this dynamic book building process. We have been very disappointed with realized price increases in the European market. In fact, European prices are now lower than Asian prices for the first time in over 10 years.

        “Overall, we anticipate net sales of graphite electrodes to increase about 15 percent in 2006 as compared to 2005. This increase includes graphite electrode sales volume growth of five to seven percent over 2005 sales volume of 201.3 thousand metric tons. Graphite electrode sales mix is expected to be about 70 percent melter and 30 percent non-melter.”

     Mr. Shular continued, “In 2005, we were able to contain graphite electrode production cost increases to less than nine percent, better than expected, through our continued pursuit of productivity and cost savings initiatives. To date, our team has secured firm raw material pricing for over 70 percent of our 2006 graphite electrode production costs. Accordingly, we expect to contain 2006 cost increases to a range of 10 to 12 percent.”

Productivity and Cost Savings Initiatives

        As part of its ongoing productivity and cost savings program, GTI intends to complete certain operational initiatives announced in 2005, and undertake additional initiatives in 2006, to continue improving its operating performance, including non-graphite electrode production and corporate administrative cost reductions. The planned actions include consolidating operations, streamlining certain production capabilities and leveraging the overall infrastructure for greater productivity.

        The 2006 productivity and cost savings program includes the following actions:

SYNTHETIC GRAPHITE SEGMENT
(Graphite electrodes, cathodes and advanced graphite materials)

o	Optimizing the company’s graphite electrode production network. Building on the company’s recent success in getting more out of its large graphite electrode plants through productivity enhancements, faster cycle times and de-bottlenecking activities, the company is now positioned to shut down its least advantaged facility – Vyazma, Russia – in the 2006 fourth quarter. The Russian facility with annual production capacity of approximately 17 thousand metric tons, is the smallest and the only non-integrated facility in GTI’s production network. GTI expects to maintain annual graphite electrode production capacity of about 230 thousand metric tons by relocating approximately 10 thousand metric tons of cathode production capacity from Salvador, Brazil to Notre Dame, France, thereby increasing the graphite electrode capacity of the Brazilian facility. The remaining 7 thousand metric tons of capacity will be made up over the next 18 to 24 months through continuous productivity improvements. The company expects this action to increase its average graphite electrode plant size by 20 percent, allowing the company to enjoy further economies of scale, thereby, reducing overall graphite electrode production costs.

In addition, as previously announced, GTI will relocate graphite electrode machining operations from Clarksville, TN to its low-cost Monterrey, Mexico production facility, which is the largest graphite electrode production facility in the world. The company will also permanently shut down its remaining graphite electrode machining operations in Caserta, Italy. Current plans call for machining operations in Clarksville and Caserta to be curtailed by September 2006 and June 2006, respectively.

Mr. Shular commented, “These actions support the company’s well-defined strategy of leveraging our global manufacturing network. Our uniquely positioned global production network provides us with significant competitive advantages in costs and product quality, proximity to customers, timely and reliable delivery and flexibility to adjust product mix to serve the needs of our global steel customers.”

o	Increasing profitability in non-graphite electrode product lines. GTI plans to complete a comprehensive restructuring of its cathode product line to increase profitability. The plan, which began in 2005, will focus GTI’s Notre Dame, France facility, which currently produces multiple synthetic graphite product lines, on cathode production. As a result of focusing production on a single product line, GTI expects to achieve operating efficiencies and production cost savings.

CORPORATE

o	Corporate and administrative cost savings. As previously announced, GTI will substantially complete a consolidation of its corporate and administrative services by March 31, 2006. These activities will result in the centralization of corporate services currently provided by GTI’s Clarksville, TN, and Wilmington, DE offices in its company owned Parma, OH facility, which currently houses its global R&D and business teams. The company will also centralize certain corporate services performed in Etoy, Switzerland in Parma, OH. Centralizing the company’s global business and financial leadership teams in Parma is expected to increase efficiencies and provide administrative cost savings.

         These actions are expected to result in annualized recurring cost savings of $20 million to $22 million. Approximately 25 percent of the savings are expected to be realized in 2006, with the full benefit of the savings realized in 2007 and beyond. The portion of cost savings related to the graphite electrode line of business has already been included in the company’s guidance of 2006 graphite electrode production cost increases in the range of 10 to 12 percent.

         The company expects to record expenses of approximately $10 million related to this program in the 2005 fourth quarter. GTI expects to record an additional $7 million in 2006 and $2 million in 2007.

         Cash expenditures related to this program of $17 million are expected in 2006, with the remaining $2 million in 2007. The company anticipates funding the majority of these costs with the sale of real estate. Mr. Shular said, “Our team continues to take aggressive actions to improve our cost competitiveness and increase our cash flow from operations. We will continue to seek out productivity improvements and maintain our lost cost position in this industry.”

2006 Preliminary Outlook

Dollars in millions

ETM net sales	$30
Net sales of GE vs. 2005	+15%
GE sales volume in metric tons	+5% to 7%
GE cost increase vs. 2005	+10% to 12%
Non-GE business gross profit growth vs. 2005	+$6 to $8

        In conjunction with this release, GTI will hold a conference call on Thursday, February 9, 2006 at 11:00 a.m. ET. The dial-in numbers for the conference call are (800) 257-2182 for domestic callers and (303) 262-2007 for international callers. The call will be archived and available beginning 2:00 p.m., Thursday, February 9, 2006, through 2:00 p.m., Tuesday, February 14, 2006. The dial-in telephone numbers for the audio replay are (800) 405-2236 for domestic callers and (303) 590-3000 for international callers. The pass code for the audio replay is 11052347#.

        GTI will also provide fourth quarter and full year 2005 operating results, and 2006 outlook, on a conference call to be held Thursday, March 9, 2006. The dial-in telephone numbers for the live audio are (800) 218-8862 for domestic callers and (303) 275-2170 for international callers. To ensure your participation, please dial in a few minutes prior to the start of the call and reference the GrafTech Fourth Quarter Conference Call. An audio replay will be accessible within two hours from the finish of the conference call, and will be available for 72 hours. The dial-in telephone numbers for the audio replay are:

Domestic - (800) 405-2236

International - (303) 590-3000

Pass code - 11052941#

        The conference call will also be available on the company’s website, www.graftech.com, in the investor relations section for 30 days following the call.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

        NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; prices and sales of and demand for our products; strategic plans and business projects; asset sales; deleveraging activities; operational and financial performance; costs; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to meet contractual milestones or to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; failure of a service provider to whom we outsource our business processes to provide those services; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. References to spot prices are based on assumptions and subject to limitations detailed in our SEC filings. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.